Exhibit 99.1

Tribune Media Company Reports Second Quarter 2016 Results

NEW YORK, August 09, 2016 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and six months ended June 30, 2016.

SECOND QUARTER 2016 HIGHLIGHTS (compared to second quarter 2015)

•	Consolidated operating revenues increased 5% to $526.1 million

•	Consolidated operating profit increased 133% to $46.1 million

•	Consolidated Adjusted EBITDA increased 38% to $127.5 million

•	Diluted loss per common share was $1.76 compared to $0.04 in the second quarter of 2015 and included income tax charges of $2.11 per common share recorded in the second quarter of 2016 related to the Company’s 2008 Newsday transaction. Adjusted diluted earnings per share, which excludes the Newsday-related income tax charges and certain other adjustments, was $0.42 compared to $0.19 in the second quarter of 2015

•	Total Television and Entertainment net advertising revenues (which include political revenues) increased 1%, to $337.2 million, notwithstanding two fewer days in the second quarter of 2016

•	Retransmission consent revenue increased 19% to $83.3 million

•	Carriage fee revenue increased 41% to $30.4 million

“Our operating results for the second quarter and first-half of this year demonstrate that our fundamental strategies continue to drive solid growth in revenue and Adjusted EBITDA,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer.

“Television and Entertainment net core advertising was up in the first six months of the year and flat in the second quarter after adjusting for the two fewer days in the quarter. Gross political advertising revenue is on track to be a record year and to meet our $200 million target. Retransmission consent and carriage fee revenues continue to increase, and WGN America is capitalizing on the success of “Underground”, “Outsiders” and “Salem”. Thanks to disciplined cost management, coupled with lower programming expenses, quarterly operating expenses are down from the second quarter of 2015. Importantly, we continue to make progress on our ongoing strategic review, including the monetization of our valuable real estate portfolio in what have been highly competitive bidding processes. We are confident we can deliver strong Adjusted EBITDA growth in the second half of 2016 and are reaffirming our full-year consolidated financial guidance.”

SECOND QUARTER AND YEAR-TO-DATE 2016 RESULTS

Consolidated

Consolidated operating revenues for the second quarter of 2016 were $526.1 million compared to $501.5 million in the second quarter of 2015, representing an increase of $24.6 million, or 5%. The increase was driven by higher advertising revenue despite two fewer selling days in the quarter, retransmission consent and carriage fee revenues, and an increase in Digital and Data revenues.

For the six months ended June 30, 2016, consolidated operating revenues were $1,046.6 million compared to $974.3 million in the six months ended June 30, 2015, representing an increase of $72.4 million, or 7%.

Consolidated operating profit was $46.1 million for the second quarter of 2016 compared to $19.8 million in the second quarter of 2015, representing an increase of $26.4 million, or 133%. The increase was primarily attributable to Television and Entertainment operating profit driven by higher revenues and lower programming costs, partially offset by higher operating losses for Digital and Data and Corporate and Other. For the six months ended June 30, 2016, consolidated operating profit decreased $7.4 million to $73.4 million from $80.7 million in the six months ended June 30, 2015.

In the second quarter of 2016, as a result of extensive discussions with the IRS administrative appeals division, the Company reevaluated its tax litigation position related to the transaction the Company consummated in 2008 in connection with the formation of the Newsday partnership. As a result, the Company recorded a $102 million charge included in income tax expense to establish a reserve for federal and state taxes, interest and penalties net of federal and state tax benefit for deductible interest. The Company expects to reach a resolution of the tax dispute in the second half of 2016. In connection with the recording of this reserve, the Company also recorded $91 million of income tax expense to increase the Company’s deferred tax liability to reflect a reduction in the tax basis of the Company’s assets. These income tax charges totaled $193 million, or $2.11 per common share, in the second quarter of 2016.

Consolidated net loss was $161.6 million in the second quarter of 2016 compared to a net loss of $3.3 million in the second quarter of 2015. Diluted loss per common share for the second quarter of 2016 was $1.76 compared to $0.04 for the second quarter of 2015. Adjusted diluted earnings per share (“Adjusted EPS”) for the second quarter of 2016 was $0.42 compared to $0.19 for the second quarter of 2015. Both diluted loss per common share and Adjusted EPS in the second quarter of 2016 include an income tax benefit of $1.8 million, or $0.02 per share, related to certain state income tax matters and other tax adjustments.

Consolidated net loss was $150.5 million for the six month ended June 30, 2016 compared to net income of $33.2 million for the six months ended June 30, 2015. For the six months ended June 30, 2016, diluted loss per common share was $1.64 compared to diluted earnings per share of $0.34 for the six months ended June 30, 2015. Adjusted EPS for the six months ended June 30, 2016 was $0.61 compared to $0.59 for the six months ended June 30, 2015. Both diluted loss per common share and Adjusted EPS for the six months ended June 30, 2016, include a net income tax charge of $2.0 million, or $0.02 per share, including a $3.8 million charge related to the write-off of unrealized deferred tax assets related to stock-based compensation, partially offset by the income tax benefit recorded in the second quarter of 2016 noted above.

Consolidated Adjusted EBITDA increased to $127.5 million in the second quarter of 2016 from $92.3 million in the second quarter of 2015, representing an increase of $35.2 million, or 38%. The increase in consolidated Adjusted EBITDA was primarily attributable to higher retransmission consent and carriage fee revenues and a decrease in programming expenses. For the six months ended June 30, 2016, consolidated Adjusted EBITDA increased $12.1 million, or 5%, to $233.3 million as compared to $221.3 million in the six months ended June 30, 2015.

Cash distributions from equity investments in the second quarter of 2016 were $36.3 million compared to $34.2 million in the second quarter of 2015. Cash distributions for the six months ended June 30, 2016 were $125.6 million compared to $129.1 million for the six months ended June 30, 2015.

Television and Entertainment

Revenues were $467.1 million in the second quarter of 2016 compared to $445.6 million in the second quarter of 2015, an increase of $21.5 million, or 5%, which we achieved notwithstanding having two fewer selling days in the quarter. The increase was driven by a $9.4 million increase in net political advertising revenue, an increase in retransmission consent revenue of $13.2 million, or 19%, and an increase in carriage fee revenue of $8.8 million, or 41%, partially offset by a decrease in core advertising (comprised of local and national advertising, excluding political) of $8 million, or 2%.

Television and Entertainment segment revenues for the six months ended June 30, 2016 were $921.8 million compared to $855.9 million for the six months ended June 30, 2015, an increase of $65.9 million, or 8%. The increase was driven by a $22.7 million increase in net political advertising revenues, an increase in retransmission consent revenues of $27.9 million, or 20%, and an increase in carriage fee revenues of $18.3 million, or 42%.

Television and Entertainment operating profit for the second quarter of 2016 was $83.6 million compared to $47.1 million in the second quarter of 2015, an increase of $36.5 million, or 78%. Television and Entertainment Adjusted EBITDA for the

second quarter of 2016 was $141.7 million compared to $104.3 million in the second quarter of 2015, an increase of $37.5 million, or 36%, due to higher revenues and lower programming and promotion costs. For the six months ended June 30, 2016, Television and Entertainment operating profit was $142.3 million as compared to $126.4 million for the six months ended June 30, 2015, an increase of $15.9 million, or 13%. Television and Entertainment Adjusted EBITDA was $257.7 million as compared to $239.2 million for the six months ended June 30, 2015, an increase of $18.4 million, or 8%.

Digital and Data

Revenues in the second quarter of 2016 were $47.3 million compared to $43.6 million in the second quarter of 2015, an increase of $3.7 million, or 9%. The increase was primarily due to additional revenue attributable to the acquisitions made in May 2015 and higher video revenues, partially offset by declines in music revenue. For the six months ended June 30, 2016, Digital and Data segment revenues were $100.6 million, an increase of $6.8 million, as compared to $93.8 million for the six months ended June 30, 2015.

Digital and Data operating loss for the second quarter of 2016 was $10.3 million compared to an operating loss of $4.2 million in the second quarter of 2015. Digital and Data Adjusted EBITDA was $2.4 million in the second quarter of 2016 compared to $6.6 million in the second quarter of 2015, a decrease of $4.3 million, primarily due to higher operating expenses related to the 2015 acquisitions and the development of new products. For the six months ended June 30, 2016, Digital and Data operating loss was $13.2 million compared to $0.4 million for the six months ended June 30, 2015. Digital and Data Adjusted EBITDA was $11.3 million compared to $19.1 million in the six months ended June 30, 2015.

Corporate and Other

Real estate revenues for the second quarter of 2016 were $11.6 million compared to $12.3 million for the second quarter of 2015, representing a decrease of $0.6 million, or 5%, primarily due to recent property sales. Real estate revenues for the six months ended June 30, 2016 were $24.2 million, compared to $24.5 million for the six months ended June 30, 2015, representing a decrease of $0.3 million, or 1%.

Corporate and Other operating loss for the second quarter of 2016 was $27.2 million compared to $23.2 million in the second quarter of 2015. Corporate and Other Adjusted EBITDA for the second quarter of 2016 represented a loss of $16.6 million compared to a loss of $18.6 million in the second quarter of 2015. The decrease in loss was primarily a result of lower technology and shared services expenses. For the six months ended June 30, 2016, Corporate and Other operating loss for the six months ended June 30, 2016 was $55.8 million compared to $45.3 million for the six months ended June 30, 2015. Corporate and Other Adjusted EBITDA represented a loss of $35.7 million, compared to a loss of $37.1 million for the six months ended June 30, 2015.

RETURN OF CAPITAL TO SHAREHOLDERS

Stock Repurchase Program

On February 24, 2016, the Board of Directors authorized a new stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock. During the second quarter of 2016, the Company repurchased 1,473,364 shares of the Company’s Class A common stock in open market transactions for an aggregate purchase price of approximately $56 million. Since the announcement of the new stock repurchase program on February 24, 2016 through August 5, 2016, the Company has repurchased an aggregate of 2,516,663 shares of the Company’s Class A common stock in open market transactions at an aggregate purchase price of approximately $96 million. As of August 5, 2016, the remaining authorized amount under the current program totaled $304 million.

Quarterly Dividend

On August 3, 2016, the Company’s Board of Directors approved a quarterly cash dividend of $0.25 per share on the Company’s common stock. In addition, holders of the Company’s outstanding warrants will receive a cash payment equal to the amount of the dividend paid per share of common stock for each share of common stock such warrants are exercisable into. The dividend is payable on September 2, 2016, to stockholders of record at the close of business on August 19, 2016. This is the sixth quarterly dividend declared under the Company’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Company’s Board of Directors.

RECENT DEVELOPMENTS

Real Estate Transactions

On June 2, 2016, the Company sold its Allentown, PA property for net proceeds of $8 million and on May 2, 2016, the Company sold its Deerfield Beach, FL property for net proceeds of $24 million.

On July 7, 2016, the Company sold its Seattle, WA real estate for net proceeds of $19 million and entered into a long-term lease of the facilities on the property for the continued operations of its two television stations, KCPQ-TV and KOJO-TV. On July 12, 2016, the Company sold two of its Orlando, FL properties for net proceeds of $34 million. On July 14, 2016, the Company sold its Arlington Heights, IL property for net proceeds of $0.4 million.

Additionally, as of August 9, 2016, the Company has agreements for the sales of the Los Angeles Times Square property and the Olympic Printing Plant facility located in Los Angeles, CA, certain broadcasting properties located in Chicago, IL and Denver, CO and properties in Baltimore, MD. All of these transactions are expected to close during the third quarter of 2016. Non-refundable deposits are currently held in escrow for the Los Angeles Times Square and Olympic Plant properties, subject to the terms of such sale agreements. The closing of these transactions is subject to certain adjustments and customary closing conditions and there can be no assurance that these sales will be completed in a timely manner or at all.

DISH Network

On June 12, 2016, Tribune Broadcasting’s programming agreement with DISH Network expired and as a result the Company’s stations and WGN America have been off DISH Network since such date. If we are unable to enter into a new contract with DISH Network, our retransmission consent and carriage fees and other revenues will be impacted in future periods.

FINANCIAL GUIDANCE

The Company is reaffirming guidance related to its 2016 full year, except for Real Estate and Corporate and Other Adjusted EBITDA guidance both which we are slightly modifying to reflect real estate sales that have closed to date. The actual results for the full year may differ materially from the below guidance due to, among other factors, the strategic and financial alternatives discussed in our fourth quarter and full year 2015 earnings release. In particular, the Company’s full year consolidated revenue guidance may be impacted by the loss of rental income if certain material real estate sale transactions are consummated in the near future or by the continuation of our dispute with DISH Network depending on its duration. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements.”

For full year 2016, the Company expects:

Consolidated revenues to be between $2.25 billion and $2.28 billion

Consolidated Adjusted EBITDA to be between $615 million and $645 million

Television and Entertainment segment revenues to be between $1.975 billion and $2.000 billion

Television and Entertainment segment Adjusted EBITDA to be between $640 million and $665 million

Digital and Data segment revenues to be between $225 million and $235 million

Digital and Data segment Adjusted EBITDA to be between $47 million and $50 million

Real estate revenues to be approximately $45 million

Real estate expenses to be approximately $24 million

Corporate expenses to be between $93 million and $95 million

Corporate and Other Adjusted EBITDA to be between $(72) million and $(74) million

Capital expenditures to be approximately $127 million ($63 million of which is non-recurring)

Cash taxes to be between $115 million and $125 million (excludes payments for any potential Newsday resolution and transactions such as real estate sales)

Cash interest to be approximately $160 million

See “Non-GAAP Financial Measures” below for more information regarding certain financial measures we present that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”).

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET to discuss its second quarter results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 8395040.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until August 16, 2016 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10090085.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). With respect to our expectations under “Financial Guidance” above, no reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of guidance for Consolidated Adjusted EBITDA or Adjusted EBITDA on a segment basis to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of the above items to have a significant, and potentially unpredictable, impact on our future GAAP financial results. Adjusted EPS is calculated based on net income (loss) before investment transactions, loss on extinguishment of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as net income (loss) before income taxes, investment transactions, loss on extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, goodwill and other intangible asset and program impairments and other non-cash charges and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2016 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our real estate monetization strategy, exploration of strategic and financial alternatives and other corporate initiatives, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2016. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements with multichannel video programming distributors; our ability to expand our Digital and Data business operations internationally; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the effects of our ongoing contract dispute with DISH Network and our ability to timely enter into a new programming contract with DISH Network; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the timing and administration by the FCC of a potential auction of spectrum and our ability to monetize our spectrum through sales channel sharing arrangements or relocations; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; our ability to successfully execute our business strategy, including our exploration of strategic and financial alternatives to enhance shareholder value; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; impact of foreign currency exchange rate changes; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating Revenues
Television and Entertainment	$467,149	$445,622	$921,846	$855,922
Digital and Data	47,334	43,625	100,587	93,827
Other	11,630	12,277	24,195	24,512

Total operating revenues	526,113	501,524	1,046,628	974,261

Operating Expenses
Programming	122,803	137,682	246,970	231,198
Direct operating expenses	115,198	112,533	229,274	215,521
Selling, general and administrative	175,032	165,122	363,372	315,595
Depreciation	17,519	17,966	34,857	35,020
Amortization	49,421	48,437	98,799	96,208

Total operating expenses	479,973	481,740	973,272	893,542

Operating Profit	46,140	19,784	73,356	80,719
Income on equity investments, net	44,306	45,913	82,558	82,847
Interest and dividend income	241	43	386	410
Interest expense	(41,907)	(40,374)	(83,883)	(79,586)
Loss on extinguishment of debt	—	(37,040)	—	(37,040)
Gain on investment transaction	—	8,133	—	8,820
Other non-operating (loss) gain	(75)	211	421	211
Reorganization items, net	(366)	(628)	(800)	(1,620)

Income (Loss) Before Income Taxes	48,339	(3,958)	72,038	54,761
Income tax expense (benefit)	209,902	(693)	222,508	21,609

Net (Loss) Income	$(161,563)	$(3,265)	$(150,470)	$33,152

Net (Loss) Earnings Per Common Share:
Basic	$(1.76)	$(0.04)	$(1.64)	$0.34
Diluted	$(1.76)	$(0.04)	$(1.64)	$0.34

Regular dividends declared per common share	$0.25	$0.25	$0.50	$0.25

Special dividends declared per common share	$—	$—	$—	$6.73

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$366,640	$262,644
Restricted cash and cash equivalents	17,579	17,595
Accounts receivable (net of allowances of $8,138 and $8,176)	447,964	466,628
Broadcast rights	140,278	160,240
Income taxes receivable	21,985	42,838
Prepaid expenses	35,489	63,337
Other	9,383	8,663

Total current assets	1,039,318	1,021,945

Properties
Property, plant and equipment	698,019	818,658
Accumulated depreciation	(182,996)	(160,801)

Net properties	515,023	657,857

Other Assets
Broadcast rights	163,289	203,422
Goodwill	3,562,586	3,561,812
Other intangible assets, net	2,141,638	2,240,199
Assets held for sale	295,542	206,422
Investments	1,652,954	1,692,700
Other	96,318	124,506

Total other assets	7,912,327	8,029,061

Total Assets	$9,466,668	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2016	December 31, 2015
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$61,603	$60,394
Debt due within one year (net of unamortized discounts and debt issuance costs of $7,938 and $7,979)	19,904	19,862
Income taxes payable	8,711	3,458
Income tax reserves	125,400	—
Employee compensation and benefits	70,576	87,976
Contracts payable for broadcast rights	193,851	236,676
Deferred revenue	39,297	44,721
Interest payable	30,057	33,828
Other	43,827	53,885

Total current liabilities	593,226	540,800

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $44,271 and $48,809)	3,400,106	3,409,489
Deferred income taxes	1,043,818	984,032
Contracts payable for broadcast rights	318,575	385,107
Contract intangible liability, net	5,100	13,772
Pension obligations, net	437,985	456,073
Postretirement, medical, life and other benefits	15,475	16,092
Other obligations	68,453	71,776

Total non-current liabilities	5,289,512	5,336,341

Total Liabilities	5,882,738	5,877,141

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at June 30, 2016 and at December 31, 2015	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 100,378,256 shares issued and 90,963,065 shares outstanding at June 30, 2016 and 100,015,546 shares issued and 92,345,330 shares outstanding at December 31, 2015	157	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at June 30, 2016 and at December 31, 2015	—	—
Treasury stock, at cost: 9,415,191 shares at June 30, 2016 and 7,670,216 shares at December 31, 2015	(469,380)	(400,153)
Additional paid-in-capital	4,586,905	4,619,618
Retained deficit	(472,821)	(322,351)
Accumulated other comprehensive loss	(66,568)	(71,016)

Total Tribune Media Company shareholders’ equity	3,578,293	3,826,198
Noncontrolling interest	5,637	5,524

Total shareholders’ equity	3,583,930	3,831,722

Total Liabilities and Shareholders’ Equity	$9,466,668	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Operating Activities
Net (loss) income	$(150,470)	$33,152
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Stock-based compensation	18,003	16,796
Pension credit, net of contributions	(12,055)	(14,583)
Depreciation	34,857	35,020
Amortization of contract intangible assets and liabilities	(8,048)	(7,079)
Amortization of other intangible assets	98,799	96,208
Income on equity investments, net	(82,558)	(82,847)
Distributions from equity investments	125,604	129,148
Non-cash loss on extinguishment of debt	—	33,480
Original issue discount payments	—	(6,158)
Amortization of debt issuance costs and original issue discount	5,559	6,690
Gain on investment transaction	—	(8,820)
Impairment of real estate	14,600	—
Loss on sale of real estate	449	97
Other non-operating gain	(421)	(211)
Change in excess tax benefits from stock-based awards	—	532
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	18,256	16,925
Prepaid expenses and other current assets	27,120	(29,812)
Accounts payable	4,498	(4,174)
Employee compensation and benefits, accrued expenses and other current liabilities	(30,405)	(8,567)
Deferred revenue	(5,693)	(2,420)
Income taxes	151,485	(284,524)
Change in broadcast rights, net of liabilities	(49,261)	8,998
Deferred income taxes	57,489	(5,805)
Change in non-current obligations for uncertain tax positions	(2,824)	—
Other, net	26,335	1,576

Net cash provided by (used in) operating activities	241,319	(76,378)

Investing Activities
Capital expenditures	(35,431)	(38,717)
Acquisitions, net of cash acquired	—	(69,974)
Transfers from restricted cash	297	—
Investments	(3,451)	(2,911)
Proceeds from sales of real estate and other assets	33,702	13,750

Net cash used in investing activities	(4,883)	(97,852)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Financing Activities
Long-term borrowings	—	1,100,000
Repayments of long-term debt	(13,920)	(1,100,342)
Long-term debt issuance costs	(784)	(20,207)
Payments of dividends	(46,174)	(672,744)
Settlement of contingent consideration	(750)	—
Common stock repurchases	(66,548)	(181,276)
Change in excess tax benefits from stock-based awards	—	(532)
Tax withholdings related to net share settlements of share-based awards	(4,377)	(3,831)
Proceeds from stock option exercises	—	166
Contribution from noncontrolling interest	113	1,324

Net cash used in financing activities	(132,440)	(877,442)

Net Increase (Decrease) in Cash and Cash Equivalents	103,996	(1,051,672)
Cash and cash equivalents, beginning of period	262,644	1,455,183

Cash and cash equivalents, end of period	$366,640	$403,511

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$81,989	$81,981
Income taxes, net	$15,868	$311,672

Tribune Media Company - Consolidated

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenue	$526,113	$501,524	$1,046,628	$974,261

Net (Loss) Income	$(161,563)	$(3,265)	$(150,470)	$33,152
Income tax expense (benefit)	209,902	(693)	222,508	21,609
Reorganization items, net	366	628	800	1,620
Other non-operating loss (gain)	75	(211)	(421)	(211)
Gain on investment transaction	—	(8,133)	—	(8,820)
Loss on extinguishment of debt	—	37,040	—	37,040
Interest expense	41,907	40,374	83,883	79,586
Interest and dividend income	(241)	(43)	(386)	(410)
Income on equity investments, net	(44,306)	(45,913)	(82,558)	(82,847)

Operating Profit	$46,140	$19,784	$73,356	$80,719
Depreciation	17,519	17,966	34,857	35,020
Amortization	49,421	48,437	98,799	96,208
Stock-based compensation	9,510	8,951	18,003	16,796
Severance and related charges	770	335	770	1,236
Transaction-related costs	2,627	3,825	4,468	5,463
Loss (gain) on sales of real estate	449	(9)	449	97
Real estate impairments and other	7,134	300	14,695	333
Pension credit	(6,062)	(7,280)	(12,055)	(14,583)

Adjusted EBITDA	$127,508	$92,309	$233,342	$221,289

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA and Broadcast Cash Flow

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Advertising	$337,235	$334,557	$657,519	$634,259
Retransmission consent fees	83,278	70,078	166,805	138,891
Carriage fees	30,396	21,618	61,410	43,120
Barter/trade	9,230	9,561	19,306	18,787
Copyright royalties	1,000	3,832	2,343	8,097
Other	6,010	5,976	14,463	12,768

Total Revenues	$467,149	$445,622	$921,846	$855,922

Operating Profit	$83,588	$47,088	$142,333	$126,436
Depreciation	11,106	12,023	22,122	23,446
Amortization	41,476	41,475	82,951	82,985
Stock-based compensation	3,846	3,340	7,498	5,833
Severance and related charges	21	340	21	536
Real estate impairments and other	1,682	—	2,761	13

Adjusted EBITDA	$141,719	$104,266	$257,686	$239,249

Broadcast rights - Amortization	$107,747	$110,913	$213,207	$182,921
Broadcast rights - Cash Payments	(105,366)	(117,062)	(240,823)	(201,777)

Broadcast Cash Flow	$144,100	$98,117	$230,070	$220,393

Tribune Media Company - Digital and Data

Reconciliation of Operating Loss to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Video and other	$34,334	$29,329	$71,098	$55,551
Music	13,000	14,296	29,489	38,276

Total Revenues	$47,334	$43,625	$100,587	$93,827

Operating Loss	$(10,298)	$(4,150)	$(13,210)	$(416)
Depreciation	3,054	2,321	5,951	4,426
Amortization	7,945	6,962	15,848	13,223
Stock-based compensation	999	679	1,988	1,230
Severance and related charges	—	(16)	—	(189)
Transaction-related costs	284	547	343	547
Other	389	300	389	300

Adjusted EBITDA	$2,373	$6,643	$11,309	$19,121

Tribune Media Company - Corporate and Other

Reconciliation of Operating Loss to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Total Revenues	$11,630	$12,277	$24,195	$24,512

Operating Loss	$(27,150)	$(23,154)	$(55,767)	$(45,301)
Depreciation	3,359	3,622	6,784	7,148
Stock-based compensation	4,665	4,932	8,517	9,733
Severance and related charges	749	11	749	889
Transaction-related costs	2,343	3,278	4,125	4,916
Loss (gain) on sales of real estate	449	(9)	449	97
Real estate impairments and other	5,063	—	11,545	20
Pension credit	(6,062)	(7,280)	(12,055)	(14,583)

Adjusted EBITDA	$(16,584)	$(18,600)	$(35,653)	$(37,081)

Tribune Media Company - Consolidated

Reconciliation of Diluted EPS to Adjusted EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2016			June 30, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(1.76)			$(0.04)
Newsday income tax charges	$—	$193,231	2.11	$—	$—	—
Reorganization items, net	366	366	0.00	628	625	0.01
Other non-operating loss (gain)	75	45	0.00	(211)	(127)	(0.00)
Gain on investment transaction	—	—	—	(8,133)	(4,959)	(0.05)
Loss on extinguishment of debt	—	—	—	37,040	22,520	0.24
Severance and related charges	770	467	0.01	335	203	0.00
Transaction-related costs	2,627	1,705	0.02	3,825	3,002	0.03
Loss (gain) on sales of real estate	449	273	0.00	(9)	(7)	(0.00)
Real estate impairments and other	7,134	4,346	0.05	300	194	0.00

Adjusted EPS (1)(2)			$0.42			$0.19

	Six Months Ended
	June 30, 2016			June 30, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(1.64)			$0.34
Newsday income tax charges	$—	$193,231	2.10	$—	$—	—
Reorganization items, net	800	800	0.01	1,620	1,533	0.02
Other non-operating gain	(421)	(256)	(0.00)	(211)	(127)	(0.00)
Gain on investment transaction	—	—	—	(8,820)	(5,386)	(0.06)
Loss on extinguishment of debt	—	—	—	37,040	22,520	0.23
Severance and related charges	770	467	0.01	1,236	751	0.01
Transaction-related costs	4,468	2,882	0.03	5,463	4,369	0.05
Loss on sales of real estate	449	273	0.00	97	58	0.00
Real estate impairments and other	14,695	8,944	0.10	333	215	0.00

Adjusted EPS (1)(2)			$0.61			$0.59

(1)	Adjusted EPS totals may not foot due to rounding.
(2)	For purposes of calculating Adjusted EPS for each period presented, the Company utilizes the same weighted-average outstanding shares as those used in the calculation of the reported diluted GAAP EPS calculations.